Exhibit 99.1

Zion Oil and Gas Launches New Stock Unit Option Program

Dallas, Texas and Caesarea, Israel – January 13, 2015 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) (“Zion”) today announced a new Unit Option program. Under our Dividend Reinvestment and Common Stock Purchase Plan (“DSPP” or the “Plan”), we are offering a new Unit Option. Our prior Unit Option ended on December 31, 2014.

We are offering under our Unit Program beginning February 2, 2015 and terminating May 4, 2015, a new 90-day Unit Option to purchase Units of our securities where each Unit (priced at $4.00) is comprised of one (1) share of Common Stock and three (3) Common Stock purchase warrants. Each warrant affords participants the opportunity to purchase one share of our Common Stock at a warrant exercise price of $1.00. Each of the three warrants per Unit will have a different expiration date.

We have filed an application with NASDAQ to list the three warrants on the NASDAQ Global Market under the symbols “ZNWAB,” “ZNWAC,” and “ZNWAD;” however, no assurance can be provided that the warrants will be approved for listing on the NASDAQ Global Market.

The warrants will first become exercisable and tradable on June 5, 2015 (the 31st day following the Unit Option Termination Date) and continue to be exercisable through June 6, 2016 for ZNWAB (1 year), June 5, 2017 for ZNWAC (2 years) and June 4, 2018 for ZNWAD (3 years), respectively, at a per share exercise price of $1.00. The Unit is priced at $4.00 per Unit and no change will be made to the warrant exercise price of $1.00 per share.

Accordingly, all references in the Original Prospectus Supplement and Amendment No. 1, concerning the Unit Option that terminated on December 31, 2014, are replaced with a new Unit Option as described above. Except for the substitution of a new Unit Option above, all other features, conditions and terms of the Plan remain unchanged.

Zion Oil & Gas is dedicated to exploring for oil and gas onshore Israel. We are 100% focused on our Megiddo-Jezreel License, a large area south of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant onshore exploration potential. We intend to start drilling our next deep exploratory well, the Megiddo-Jezreel #1, this fall.

Contact:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Brittany Martin:

Telephone: 214-221-4610

Email: invest@zionoil.com

www.zionoil.com